FOR IMMEDIATE RELEASE
Investor Relations
(410) 712-0275
mailto:Margaret.Johns@CompuDyne.com
-----------------------------------



       COMPUDYNE REPORTS EPS OF $0.12 FOR FIRST QUARTER, 2003;
      REVENUES HIT RECORD $46.8 MILLION; BACKLOG AT $184 MILLION
      ----------------------------------------------------------


HANOVER, MD - May 5, 2003 - CompuDyne Corp. (Nasdaq: CDCY) the industry leader in sophisticated security products, integration and technology for the public security markets, today reported earnings per share of $0.12 for the first quarter of 2003, up from $0.11 for the first quarter of 2002. The Company had 827 thousand more shares outstanding during the 2003 period on a fully diluted basis. Revenues were a record $46.8 million for the first quarter of 2003 versus $30.5 million for the first quarter of 2002. Of the 2003 revenue increase, $10.4 million was attributable to the acquisition of Tiburon. Net income was $942 thousand in the first quarter of 2003 versus $781 thousand in 2002. Included in operating expenses for the first quarter of 2003 is a non-cash purchase accounting amortization and depreciation charge of $243 thousand. Backlog was $184.1 million, up $67.9 million from March 31, 2002 (of which $60.0 million is attributable to the Tiburon acquisition), but down $20.2 million from December 31, 2002.

The first quarter of 2003 benefited from the acquisition of Tiburon, which was completed in May of 2002 and is included in the Company's Public Safety and Justice segment. Although this segment attained a modest pre-tax income, revenues and margins are not yet at acceptable levels. Record levels of awards have been signed as contracts in recent months, which should result in meaningful increases in revenues and pre-tax income for this segment. This will be attained to a modest extent in the second quarter, with increasing momentum in the second half of 2003. Bidding and award activity remains quite strong despite industry challenges related to tight City and County budgets. Backlog ended the quarter at $66.0 million.

Institutional Security Systems ("ISS") had a solid 2003 first quarter, with revenues increasing 16% over the first quarter of 2002. Bidding activity however has been weak in recent months, partly due to seasonal factors and partly due to tight State and Local budgets. This slowdown in new awards will be felt during 2004 unless significant success is attained in winning some shorter duration contracts, several of which are being pursued. ISS backlogs declined $7.9 million during the first quarter of 2003. Pre-tax income declined 35% for the first quarter of 2003 compared to the comparable period of 2002, largely a result of working off some lower margin West Coast regional office contracts.

Attack Protection is benefiting from improved controls over costs and quality. During the month of March 2003 the Attack Protection segment responded to a record level of proposals for new embassy construction. Revenue for the first quarter of 2003 increased 35% over the first quarter of 2002, while pre-tax income reached $562 thousand versus $7 thousand for the first quarter of 2002. The new plant is achieving better utilization levels and is operating more efficiently than was the case throughout 2002. Fiber SenSys continues to experience high acceptance levels for its state-of-the-art fiber optic perimeter sensors, with a large order shipped during the months of March and April 2003, destined for CENTCOM in the Middle East. Attack Protection backlogs decreased by $3.7 million during the first quarter of 2003.

Federal Security Systems ("FSS") experienced revenue gains in the first quarter of 2003, which was an 18% increase over the first quarter of 2002. Pre-tax income for the first quarter of 2003 increased over 300% compared to the first quarter of 2002. FSS backlogs increased slightly during the quarter to $11.7 million compared to backlogs of $11.4 million for the first quarter of 2002. Of particular importance for FSS is the growing acceptance of its greatly advanced signals intercept product, the Model 7500. Significant orders are expected for this product.

CompuDyne continues to improve its financial flexibility through internal cash generation from operations and from significantly tighter controls over accounts receivable and costs in excess of billings. During the first quarter of 2003 total debt declined by $7.4 million, decreasing from $27.5 million at December 31, 2002 to $20.1 million at March 31, 2003. EBITDA was $2.8 million for the first quarter of 2003.


"The solid results for the first quarter of 2003 represent a strong recovery from the problems experienced in the second half of 2002" said Martin Roenigk, Chairman and CEO. "While we were still negatively impacted by some low margin West Coast Institutional Security Systems contracts during the first quarter, and Public Safety and Justice was just beginning to ramp up revenues against its strong backlog, the results are satisfying. Earnings are on track with our earlier estimate that we expect to earn in excess of $0.60 per share in 2003, which would represent record earnings on our higher number of shares outstanding."

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, the Company's ability to secure new contracts and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.


               COMPUDYNE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
                            (unaudited)

                                              March 31,    December 31,
                              ASSETS            2003          2002
                                                ----          ----
                                               (dollars in thousands)
Current Assets
	Cash and cash equivalents             $   1,335     $  1,274
	Accounts receivable, net	         42,536	      45,168
	Contract costs in excess of billings     16,477       18,297
	Inventories                               5,521	       6,401
	Deferred tax assets                       1,220	       1,220
	Prepaid expenses and other                2,017        2,510
                                                 ------       ------
	      Total Current Assets               69,106	      74,870

Property, plant and equipment, net               11,675	      12,171
Goodwill and intangible assets, net              28,236	      32,109
Deferred tax assets                                 978	         987
Other	                                            669          667
                                                -------      -------
Total Assets	                              $ 110,664    $ 120,804
                                                =======      =======

                LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
	Accounts payable and accrued
                liabilitie                    $  22,788	   $  22,235
	Billings in excess of contract
                costs incurred	                 13,350	      13,602
	Deferred revenue                          5,553        5,812
	Current portion of notes payable          2,402	       2,402
                                                 ------       ------
	      Total Current Liabilities          44,093	      44,051


Notes payable	                                 17,692	      25,108
Deferred tax liabilities                          2,114	       2,114
Other                                               303	         327
                                                 ------       ------
	      Total Liabilities	                 64,202	      71,600
                                                 ------       ------

Commitments and contingencies

Total Shareholders' Equity                       46,462       49,204
                                                -------      -------
Total Liabilities and Shareholders' Equity    $ 110,664    $ 120,804
                                                =======      =======


       Certain prior years numbers have been reclassified to conform to the current year's format





               COMPUDYNE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS
                            (unaudited)



                                                 Three Months Ended
                                                      March 31,
                                                 2003          2002
                                                 ----          ----
                                            (in thousands, except share
                                               and per share data)



Net sales                                     $  46,767     $  30,490
Cost of goods sold                               34,984	       24,495
                                                -------       -------
Gross profit                                     11,783         5,995

Operating expenses                                7,744         4,519
Research and development                          1,862             7
Amortization and depreciation
  of purchase accounting intangibles                243	            -
                                                -------       -------
Operating income                                  1,934         1,469

Total other expense                                 362           251
                                                -------       -------

Income before income taxes                        1,572	        1,218
Income taxes	                                    630           437
                                                -------       -------
Net income                                    $     942	    $     781
                                                =======       =======

Earnings per share:
------------------
Basic earnings per share                      $     .12	    $     .12
                                                =======       =======

Weighted average number of common
shares outstanding                                7,822         6,673
                                                =======       =======

Diluted earnings per share                    $     .12	    $     .11
                                                =======       =======

Weighted average number of common
shares and equivalents	                          8,073         7,246
                                                =======       =======





              COMPUDYNE CORPORATION AND SUBSIDIARIES
                    CONDENSED FINANCIAL DATA
                           (unaudited)


                                                  Three Months Ended
                                                      March 31,
                                                 2003           2002
                                                 ----           ----
                                                   (in thousands)
Net sales
    Public Safety and Justice               $   11,487	    $   1,128
    Institutional Security Systems              23,448	       20,220
    Attack Protection                            8,343	        6,174
    Federal Security Systems                     3,489          2,968
                                                ------         ------
                                            $   46,767	    $  30,490
                                                ======         ======

                                                  Three Months Ended
                                                      March 31,
                                                 2003           2002
                                                 ----           ----
                                                   (in thousands)
Pre-tax income
    Public Safety and Justice               $       68      $       2
    Institutional Security Systems                 737          1,138
    Attack Protection                              562              7
    Federal Security Systems                       207	           49
    Corporate                                       (2)	           22
                                                ------         ------
                                            $    1,572      $   1,218
                                                ======         ======


                                              March 31,   December 31,
                                                2003          2002
                                                ----          ----
                                                  (in thousands)
Backlog
    Public Safety and Justice               $   66,007      $  74,867
    Institutional Security Systems              91,602         99,527
    Attack Protection                           14,827         18,478
    Federal Security Systems                    11,667         11,440
                                               -------        -------
                                            $  184,103	    $ 204,312
                                               =======        =======


           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES


                                              March 31, 2003
                                              --------------
                                              (in thousands)

Net income                                    $     942
Tax expense                                         630
Interest expense                                    378
Purchase accounting depreciation
        and amortization                            243
Other depreciation and amortization                 653
                                                 ------
EBITDA                                        $   2,846
                                                 ======